Exhibit 107

Calculation of Filing Fees Table

SC TO-I

(Form Type)

Osprey Bitcoin Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee

Fees to Be Paid	$25,205,111.90	(1)	0.0001476	$3,720.28	(2)

Fees Previously Paid	—

Total Transaction Valuation	$25,205,111.90	(1)

Total Fees Due for Filing				$3,720.28

Total Fees Previously Paid				$—

Total Fee Offsets				$—

Net Fee Due				$3,720.28

(a)	Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of January 8, 2024.
(b)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.0001476% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.